Suite 1550 – 355 Burrard Street

Vancouver, B.C., Canada, V6C 2G8

Tel: (604) 331-1757  Fax: (604) 669-5193

September 18, 2003

B.C. Securities Commission

Executive Director

P.O. Box 10142, Pacific Centre

701 West Georgia Street

Vancouver, B.C., V7Y 1L2

Dear Sirs:

RE

DEREK OIL & GAS CORPORATION

MAILING ON SEPTEMBER 18, 2003

AUDITED ANNUAL FINANCIAL STATEMENTS

FOR THE PERIOD ENDING APRIL 30, 2003

We confirm that on the above date, the material issued was forwarded by mail to all of the persons on the Supplementary Mailing List obtained by our transfer agent, Computershare Trust Company of Canada.

Yours truly,

DEREK OIL & GAS CORPORATION

__”Brent Ehrl”___________________________________

Brent Ehrl

Corporate Secretary